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                                                                       EXHIBIT 1

                            ASSET PURCHASE AGREEMENT



        THIS ASSET PURCHASE AGREEMENT (this "Agreement") made and entered into this 18th day of January 2000, by and between BIKERS DREAM, INC. ("Seller"), and V-TWIN HOLDINGS, INC., a District of Columbia corporation ("Purchaser").

        WHEREAS, Seller's retail stores division: (i) is engaged in the sale and servicing of motorcycles to the general public at five Company-owned Bikers Dream Superstores in Santa Ana, Sacramento and San Diego, California, Dallas, Texas, and Conover, North Carolina (collectively, the "Company Superstores");
(ii) licenses the Seller's Intellectual Property (as defined below) and use of its business model and operating manuals to its independently owned Bikers Dream Superstores pursuant to the license agreements described in Schedule 1.1.9 hereto (collectively, the "License Agreements"); and (iii) operates an e-commerce site under the domain name "bikers-dream.com" (the "Domain Name") for the sale to the public of motorcycle parts, accessories and apparel (the businesses referred to in clauses (i), (ii) and (iii) above are hereafter collectively referred to as the "Retail Business"); and

        WHEREAS, pursuant to the terms and subject to the conditions set forth herein, Seller desires to sell to Purchaser, and Purchaser hereby desires to acquire from Seller, certain assets relating to the operation of the Retail Business, and Purchaser desires to assume certain liabilities in connection therewith (including, without limitation, the assignment by Seller to Purchaser of Seller's rights under the License Agreements and Seller's leases for the Company Superstores, and the assumption by Purchaser of Seller's obligations under said agreements); and

        WHEREAS, pursuant to the terms and conditions set forth herein, after the Settlement Date, Purchaser desires to continue to operate the Company Superstores at the five locations described above and in connection therewith, to enter into a Master Dealer Agreement with Seller relating to the distribution of Seller's Ultra Brand of motorcyles.

        NOW, THEREFORE, in consideration of the terms, covenants and conditions contained herein, the parties agree as follows:

        1.     GENERAL TERMS OF SALE

               1.1 Contract to Sell. Subject to the terms and conditions set forth herein, Seller hereby agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase from Seller, the following assets and properties (collectively, the "Assets"):

                      1.1.1 All goods, supplies, equipment and fixtures (including trade fixtures, office machinery and equipment), used primarily in the operation of the Company Superstores


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which are present at the Company Superstores as of the close of business on the day before the Settlement Date (the "Fixed Assets");

                      1.1.2 All inventory of the Company Superstores as of the Settlement Date consisting of new and used motorcycles, motorcycle parts, clothing and accessories, up to the Fixed Value (as defined in Section 2.2 hereof) thereof as of the Settlement Date (the "Inventory");

                      1.1.3 The motor vehicles used in the operation of the Company Superstores as described in Schedule 1.1.3 hereof;

                      1.1.4 All of Seller's right, title and interest in contracts held by Seller with any of its suppliers or vendors to the Company Superstores, to the extent that such agreements may be assignable or assumable;

                      1.1.5 All the intellectual property assets of Seller set forth in Schedule 1.1.5, including the trade name "Bikers Dream" together with the current logo and/or service mark and other right as the licensor (the "Intellectual Property");

                      1.1.6 The right to the use of the assumed name "Bikers Dream" and the existing telephone numbers of the Company Superstores, to the extent such telephone numbers can be assigned to Purchaser;

                      1.1.7 All of Seller's right, title and interest in and to the Domain Name and related Intellectual Property;

                      1.1.8 All of Seller's right, title and interest in and to the domain name "bikersdream.com" (the "Disputed Domain Name") and related Intellectual Property as set forth in and pursuant to Section 5.17.1 of this Agreement;

                      1.1.9 All of Seller's right, title and interest under the License Agreements, with the exception of any License Agreements under dispute of any kind as of the date of this Agreement and disclosed in Schedule 1.1.9 (the "Disputed License Agreements");

                      1.1.10 All of Seller's right, title and interest as lessee in and to the real property leases for each of the Company Superstores, including the leases identified on Schedule 1.1.10 hereto;

                      1.1.11 All of Seller's right, title and interest in and to the equipment leases for all equipment located on the premised of the Company Superstores as of the Settlement Date,



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including without limitation the equipment leases identified on Schedule 1.1.11 hereto, to the extent that such agreements may be assignable or assumable.

                      1.1.12 All prepaid deposits as set forth in Schedule
1.1.12 hereto.

               1.2 Assumption of Liabilities and Obligations. On the Settlement Date, Purchaser shall assume and agree to pay, perform and discharge: (i) all liabilities and obligations whatsoever arising out of or in any way related to the operation of the Retail Business after the Settlement Date; (ii) Seller's liabilities under the License Agreements, the real property leases described in
Section 1.1.10 hereto, the equipment leases described in Section 1.1.11 hereto (to the extent that such agreements are assignable), liabilities of Seller under any other contract assumed by Purchaser hereunder, and all obligations under Seller's credit line with Cycle Capital Corporation; and (iii) such other obligations and liabilities of Seller listed on Schedule 1.2 hereof (collectively, the "Assumed Liabilities").

               1.3 Excluded Obligations. Except as set forth in Section 1.2 above, Purchaser shall not assume or be responsible for, any liability, obligation, debt or commitment of Seller.

               1.4 Further Assurances. From time to time after the Settlement Date, Seller will execute and deliver to Purchaser, or assist Purchaser in obtaining, such further instruments of sale, transfer, conveyance, assignment and delivery, consents and assurances as may be reasonably requested by Purchaser in order to convey to Purchaser all right, title and interest of Seller in and to the Assets or as otherwise may be expressly required by this Agreement.

        2.     CONSIDERATION AND METHOD OF PAYMENT

               2.1 Purchase Price. On the Settlement Date, as consideration for the transfer of the Assets, Purchaser shall assume the Assumed Liabilities pursuant to Section 1.2 and deliver to Seller the securities and promissory note described in Sections 2.1.1 and 2.1.2 below (collectively, the "Purchase Price"). The Purchase Price may be subject to adjustment after the Settlement Date as set forth in Section 2.2.

               2.1.1 Securities. The delivery to the Seller 166,667 restricted common voting shares of the Purchaser (the "Purchaser Shares").

                      2.1.1.1 The Purchaser Shares shall be subject to call and repurchase by Purchaser after the Settlement Date pursuant to the terms of
Section 5.10 hereof.

                      2.1.1.2 Subject to Purchaser's right to call and repurchase set forth in Section 5.11 and Purchaser's right of first refusal set forth in Section 5.12, Seller shall be entitled at any time to sell any or all of its Purchaser Shares in a private offering made in



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accordance with applicable federal and state securities laws, or in the public market if permitted by applicable federal and state securities laws.

               2.1.2 Promissory Note. The delivery by Purchaser of a five (5) year promissory note in the amount of One Million Dollars ($1,000,000) to Seller in form and substance satisfactory to Purchaser and its counsel.

                      2.1.2.1 The promissory note shall bear a simple interest rate of 5%, and such interest shall not begin to accrue until after twelve (12) months following the Settlement Date. Commencing on the date which is fifteen
(15) months after the Settlement Date, Purchaser shall make quarterly payments of principal in the amount of $62,500 plus accrued interest, quarterly in arrears, with the outstanding balance of all outstanding principal and interest due on that date which is five (5) years from the Settlement Date.

                      2.1.2.2 In order to secure Purchaser's obligations under the Note, Purchaser will grant to Seller effective as of the Settlement Date a perfected security interest in all personal property of the Purchaser, including without limitation the Assets and all after-acquired inventory (including, without limitation, all new and used motorcycle inventory and all parts inventory), subject only to the security interests, if any, granted by Purchaser on new motorcycles to Cycle Capital Corporation and any other provider of floor plan financing.

               2.2 Adjustment of Purchase Price. The Purchase Price shall be subject to adjustment as necessary after the Settlement Date, in the manner prescribed by Section 2.2.3 hereof, in the event the Fixed Value of the Assets as determined in accordance with Section 2.2.1 hereof does not equal $3,500,000.

                      2.2.1 Fixed Value of Assets. It is contemplated by the parties that effective as of the Settlement Date, subject to the other terms and conditions of this Agreement, Seller will sell, assign, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase from Seller, Inventory having a total value based on original purchase cost (as determined in accordance with Section 2.2.2) as of the Settlement Date of $3,500,000. Said total of $3,500,000 is hereafter referred to as the "Fixed Value."

                      2.2.2 Determination of Original Purchase Cost. The parties will determine the original purchase cost of the Inventory as follows:

                      2.2.2.1 Original Purchase Cost of New and Used Motorcycles. An itemized physical inventory of the new motorcycles and the used motorcycles being transferred pursuant to this Agreement will be completed as of the Settlement Date and on the Settlement Date Seller will deliver to Purchaser an itemized listing of all such new and used motorcycles and the original purchase cost thereof to the Company Superstores.



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                      2.2.2.2 Original Purchase Cost of Motorcycle Parts,
Clothing and Accessories. An itemized physical inventory of the motorcycle parts, clothing and accessories will be conducted as of December 31, 1999. This physical inventory will be updated as of the Settlement Date based solely on Seller's books and records through such date. Based on the results of the itemized physical inventory and the books and records maintained by the Company after the physical inventory, all as referred to above, the Seller will furnish to Purchaser, within 30 days after the Settlement Date, the original purchase cost to the Seller of the motorcycle parts, clothing and accessories as of the Settlement Date. At Purchaser's option and upon reasonable notice to Seller prior to the Settlement Date, Purchaser or Purchaser's agent (any such third party appointed by Purchaser shall be at Purchaser's sole cost and expense) may be present during the itemized physical inventory referred to above to verify the accuracy thereof.

                      2.2.3 Procedure for Adjustment of Purchase Price. After the Settlement Date, the Purchase Price shall be adjusted as follows, based on the summaries of original purchase cost furnished by Seller to Purchaser pursuant to Sections 2.2.2.1 and 2.2.2.2:

                      2.2.3.1 Total Original Purchase Cost Exceeds Fixed Value.
(a) If the summaries of original purchase cost furnished by Seller to Purchaser pursuant to Sections 2.2.2.1 and 2.2.2.2 indicate that the total original purchase cost of all new and used motorcycles, motorcycle parts and clothing and accessories transferred to Purchaser on the Settlement Date exceeds the Fixed Value, then Purchaser shall have the option either (i) to return new motorcycles to Seller such that the original purchase cost of the remaining new and used motorcycles, motorcycle parts and clothing and accessories equals the Fixed Value or (ii) pay Seller in cash the difference between the total original purchase cost of such new and used motorcycles, motorcycle parts and clothing and accessories and the Fixed Value.

                      2.2.3.2 Total Original Purchase Cost is Less than Fixed Value. If the summaries of original purchase cost furnished by Seller to Purchaser pursuant to Sections 2.2.2.1 and 2.2.2.2 indicate that the total original purchase cost of all new and used motorcycles, motorcycle parts and clothing and accessories transferred to Purchaser on the Settlement Date is less than the Fixed Value, then Purchaser shall have the right to a reduction in the Purchase Price based on the difference between the two amounts. Such reduction in the Purchase Price shall be accomplished by a reduction in the number of Purchaser Shares (for purposes of this adjustment, at a valuation of $6.00 per share). Purchaser shall issue and deliver to Seller a new stock certificate evidencing the new number of Purchaser Shares, whereupon Seller will promptly deliver to Purchaser for cancellation the original stock certificate evidencing the Purchaser Shares delivered to it on the Settlement Date.

                      2.2.4 Adjustment Due to Credits for Customer Deposits. Prior to the Settlement Date, the Company Superstores will have accepted from customers, deposits for credit against motorcycles and parts on order and deposits for credit against the cost of repair work to



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be performed by such Company Superstores (collectively, the "Customer Credits").
It is understood that certain orders for motorcycles and parts and certain repair work will have begun prior to the Settlement Date and such transactions will not be completed until after the Settlement Date. If the aggregate of the Customer Credits claimed by customers within the first three months after the Settlement Date exceeds $25,000, then the Seller will make a cash payment to Purchaser in the amount of such excess upon receipt of confirming documentation from Purchaser reasonably satisfactory to Seller. If the aggregate of the Customer Credit claimed by customers within the first three months after the Settlement Date is less than $25,000, then Purchaser will make a cash payment to Seller in the amount of such excess and, if requested by Seller, provide confirming documentation reasonably satisfactory to Seller.

                      2.2.5 Adjustment Due to Proration of Rent, Utilities, Etc. The rent for the Company Superstores under the real property leases identified in Section 1.1.10 hereto, as well as any utilities and payments on any service contracts, shall be prorated as of the Settlement Date. Any difference owing by one party to the other in respect of such proration shall be paid in cash within thirty (30) days after the Settlement Date.

               2.3 Allocation of Purchase Price.

                      2.3.1 The allocation of the Purchase Price shall be as follows:

Inventory                    $3,245,000
Leasehold improvements       $  200,000
Garage equipment             $   30,000
Deposits                     $   25,000

                      Each of the parties must report this transaction for federal tax purposes in accordance with this allocation of the Purchase Price. If the Purchase Price is adjusted after the Settlement Date pursuant to Section 2.2.3, then the parties agree to adjust the inventory figure up or down accordingly.

        3.     REPRESENTATIONS AND WARRANTIES OF SELLER

               Seller represents and warrants to Purchaser as follows:

               3.1 Authority. Seller has the full power and authority to enter into this Agreement and to consummate the transactions described herein, and no contract or agreement to which Seller is a party prevents it from consummating the transaction described herein, nor is the consent of any third party required, except as provided herein.



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               3.2 Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of California, and has the corporate power to own or lease the Assets now owned or leased by it and conduct the Retail Business in the manner in which the Retail Business is now being conducted. Seller is qualified to do business and is in good standing in the states of Texas and North Carolina. Proof of good standing as of a reasonably recent date will be provided on the Settlement Date.

               3.3 Corporate Proceedings. All corporate proceedings required by law or by the provisions of this Agreement to be taken by Seller on or before the Settlement Date in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby have been or will be duly and validly taken. Seller is not required to obtain the consent of its shareholders in order to execute this Agreement and consummate the transactions contemplated hereby.

               3.4 Title. Seller represents and warrants to Purchaser that the Seller has and on the Settlement Date will deliver to Purchaser, subject to the conditions of this Agreement, title to the Assets free and clear of all mortgages, pledges, liens, security interests, state taxes, federal taxes, charges, conditional sales contracts and encumbrances whatsoever, with the exception of security interests granted to Cana Capital Corporation, FINOVA Mezzanine Capital (f/k/a Tandem Capital) and Cycle Capital Corporation, security interests held by lessors of equipment, and with the exception of those items listed in Schedule 3.4. Seller represents that it is not aware of any claims, administrative actions, suits, litigation or anticipated claims, suits or litigation which in the aggregate would have a material adverse effect on the business or financial condition of the Retail Business.

               3.5 Condition of Assets. In light of Purchaser's opportunity to inspect and review the condition and status thereof, the Assets are being purchased on an "as-is" basis AND SELLER HEREBY DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE ASSETS, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, other than new motorcycles covered by Seller's standard warranty and those warranties made by parts manufacturers for the benefit of Seller, which warranties shall be assigned by Seller to Purchaser.

               3.6 Property Insurance. Schedule 3.6 sets forth a list of all insurance policies and binders held by Seller related to the Retail Business. Seller has made available correct and true copies of all such policies and binders to Purchaser. Seller (i) is not in default of any material provision contained in any such policy or binder and (ii) has not received notice of cancellation or non-renewal of any such policy or binder. All of such insurance is and will be on the Settlement Date, in full force and effect and all premiums due and payable thereon have been or will be paid.



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               3.7 Sale of Assets Creates No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated do not and will not conflict with, or result in a breach of any term or provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the Assets pursuant to the articles of incorporation, or bylaws of the Seller, or other organizational and governing documents, or any contract, indenture, mortgage, deed of trust or other instrument to which the Seller is a party or by which it is bound or to which the Assets are subject, or any law, rule, regulation, judgment, order or decree, except Seller's agreements with Cana Capital Corporation, FINOVA Mezzanine Capital (f/k/a Tandem Capital), Cycle Capital Corporation, the real property leases referred to in Section 1.1.10, the equipment leases referred to in
Section 1.1.11, the Disputed License Agreements, and as otherwise disclosed in
Schedule 3.7. All consents by third parties that are required to prevent or eliminate every such conflict, breach, default, and encumbrance shall have been validly obtained before the Settlement Date (other than the consent of Cana Capital Corporation) and as of the Settlement Date shall be in full force and effect and valid and sufficient for such purpose, or have otherwise been provided for in Schedule 3.7.

               3.8 License Compliance. To the best of the Seller's knowledge and belief, the Company Superstores have all governmental licenses and permits (federal, state and local) necessary to conduct their business as currently conducted and have complied in all material respects with all laws, rules and regulations and orders applicable to the conduct of their business as currently conducted. Such licenses and permits are in full force and effect and there is not pending or threatened any proceeding seeking to revoke or materially limiting the scope of any such license or permit. Such licenses and permits are described in Schedule 3.8.

               3.9 Tax Warranty. To the best of Seller's knowledge and belief, Seller has filed all federal, state (including sales and use taxes and withholding, unemployment and payroll related taxes) and local tax returns relating to the Retail Business as required by law and has paid, through the applicable reporting period, all taxes, assessments, and penalties due and payable.

               3.10 Environmental Hazards. Sellers warrants that, to the best of Seller's knowledge and belief, there is no violation by Seller at any Company Superstore location of any hazardous waste law under federal, state or local law. Except in compliance with the requisite laws, Seller has not generated, stored or disposed of any hazardous waste at any such location. Seller has not received any notice from any federal, state, county, municipal or other governmental department, agency or authority concerning the existence at any Company Superstore location of any petroleum product or other hazardous waste discharge or seepage which have caused noncompliance with applicable laws and regulation. The term "hazardous waste" shall mean any substance, material or waste which is regulated by any federal, state or local governmental or quasi-governmental authority, including, without being limited to, any substance, material or waste defined, used or listed as a "hazardous waste," "extremely hazardous waste," "restricted hazardous waste," "hazardous substance," "hazardous material," "toxic



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substances" or other similar or related terms as defined, used or listed in the
Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et. seq.), the Clear Air Act, as amended (42 U.S.C. Sections 7401, et. seq.), the Clean Water Act, as amended (42 U.S.C. Sections 1251, et. seq.) and the regulations adopted and publications promulgated pursuant thereto or any other similar applicable federal, state or local law, rule, regulations or ordinance.

               3.11 Zoning. To the best of Seller's knowledge and belief, the zoning of each parcel of real property where a Company Superstore is located permits the operation of the Retail Business at each such location as such Retail Business is currently conducted by Seller. Seller has not received notice of any proceeding which would affect the present zoning classification of any of its Company Superstore locations.

               3.12 Accuracy of Certain Records. Seller represents that, to the best of Seller's knowledge and belief, the physical inventory reports of the Company Superstores on the Counterman system as of December 31, 1999 and the year-to-date actual reports of the Company Superstore operations as of September 30, 1999 previously furnished to Purchaser are accurate in all material respects.

               3.13 Brokerage Fee. Seller has not retained the services of a real estate or business broker and no brokerage fee is due on this sale.

               3.14 Employee Benefit Plans. Schedule 3.14 is a list of all of Seller's pension, bonus, profit sharing, stock option, or other agreements providing for employee benefits. To the best of Seller's knowledge, Seller is not in default under any of these agreements or arrangements. All such agreements and arrangements have been established and administered in accordance with the applicable provisions of ERISA and the Internal Revenue Code.

               3.15 Untrue Statement. None of the warranties made by Seller hereunder contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to prevent such warranties from being misleading.

        4.     REPRESENTATIONS AND WARRANTIES OF PURCHASER AND AFFILIATE

               4.1 Authority. Purchaser has the full power and authority to enter into this Agreement and to consummate the transactions described herein, and no contract or agreement to which Purchaser is a party prevents it from consummating the transaction described herein, nor is the consent of any third party required, except as provided herein. Any such consent shall be obtained prior to the Settlement Date.



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               4.2 Good Standing; Ownership of Affiliate. Purchaser is a
corporation duly organized, validly existing and in good standing under the laws of the District of Columbia, and has the corporate power to enter into this Agreement and the agreements and instruments contemplated thereby, acquire the Assets pursuant to the terms of this Agreement, to own or lease the Assets and to conduct the Retail Business in the manner in which the Retail Business is now being conducted. Proof of good standing as of a reasonably recent date for each corporation in all jurisdictions where Purchaser is incorporated and qualified to do business will be provided on the Settlement Date. V-Twin Acquisitions, Inc., a Virginia corporation ("Affiliate") is a privately held corporation owned solely by Ted Schwartzenbeck and Jay Pignatello on behalf of Purchaser.

               4.3 Corporate Proceedings. All corporate proceedings required by law or by the provisions of this Agreement to be taken by Purchaser on or before the Settlement Date in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby have been or will be duly and validly taken. Purchaser is not required to obtain the consent of its shareholders in order to execute this Agreement and consummate the transactions contemplated hereby.

               4.4 Reservation of Purchaser Shares. Purchaser has duly authorized and reserved for issuance the Purchaser Shares issuable in accordance with the terms of Section 2.1 hereof and such Purchaser Shares will be duly and validly issued, fully paid and nonassessable. Such Purchaser Shares shall be free from security interests, liens, claims, other encumbrances and preemptive rights in favor of the holders of other shares of capital stock or other securities of Purchaser.

               4.5 Reservation of Additional Shares. Any Additional Shares issued pursuant to Section 5.10 hereof will be duly authorized and reserved for issuance. Such Additional Shares, when issued, will be duly and validly issued, fully paid and nonassessable and shall be free from security interests, liens, claims, other encumbrances and preemptive rights in favor of the holders of other shares of capital stock or other securities of Purchaser.

               4.6 Reporting Company. Purchaser is a publicly-held company whose common stock is (and has been for the past 90 days) registered pursuant to
Section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"). Purchaser's common stock is listed for trading on the OTC Bulletin Board. Purchaser has not received any notice that its common stock will be delisted from the OTC Bulletin Board or that Purchaser does not meet all requirements for the continuation of such listing. Pursuant to the provisions of the 1934 Act, Purchaser has timely filed all reports and other materials required to be filed thereunder with the Securities and Exchange Commission during the preceding twelve months.

               4.7 Sale of Assets Creates No Conflict. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions herein



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contemplated (including without limitation the issuance of the Purchaser Shares and the issuance of the Additional Shares as defined in Section 5.10.1 hereof) do not and will not conflict with, or result in a breach of any term or provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the Assets, pursuant to the articles of incorporation, or bylaws of the Purchaser, or other organizational or governing documents of Purchaser, or any contract, indenture, mortgage, deed of trust or other instrument to which Purchaser is a party or by which it is bound or to which Purchaser or Purchaser's assets are subject, or any law, rule, regulation, judgment, order or decree applicable to Purchaser, except for the security interest created in favor of Seller pursuant to the terms of this Agreement and except as otherwise disclosed in Schedule 4.7. All consents by third parties that are required to prevent or eliminate every such conflict, breach, default, and encumbrance shall have been validly obtained before the Settlement Date and as of the Settlement Date shall be in full force and effect and valid and sufficient for such purpose, or have otherwise been provided for in Schedule 4.7.

               4.8 License Compliance. To the best of the Purchaser's knowledge and belief, except as set forth in Schedule 4.8, the Purchaser has acquired all governmental licenses, permits and approvals (federal, state and local) necessary to conduct the Retail Business as currently conducted by Seller and as proposed to be conducted by Purchaser (collectively, the "Licenses"; any such Licenses which have not been obtained by Purchaser as disclosed in Schedule 4.8 are hereafter referred to as the "Pending Licenses") and has complied in all material respects with all laws, rules and regulations and orders applicable to the conduct of the Retail Business as proposed to be conducted by Purchaser after the Settlement Date. The Licenses are in full force and effect and there is not pending or threatened any proceeding seeking to revoke or materially limiting the scope of any such Licenses. The Pending Licenses are described in
Schedule 4.8.

               4.9 Consents and Approvals. Without limiting the generality of the provisions of Section 4.8, no consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over Purchaser or Affiliate, or any of its affiliates or NASDAQ or Purchaser's or Affiliate's shareholders is required for execution of this Agreement, and all other agreements entered into by Purchaser and Affiliate relating thereto, including, without limitation issuance and sale of the promissory note referred to in Section 2.1.2, the Purchaser Shares and the Additional Shares, and the performance of Purchaser's and Affiliate's obligations hereunder.

               4.10 Compliance with Securities Laws. The Purchaser Shares, the Additional Shares and the promissory note issued pursuant to Section 2.1 hereof will either be registered under applicable federal and state securities laws or such issuance will be exempt from registration pursuant to an appropriate exemption under such laws. The issuance and exchange of Purchaser's Common Stock contemplated by this Agreement, to the extent required, shall be qualified with the California Commissioner of Corporations in accordance with the California Corporate Securities Law and the Commissioner's rules and regulations.



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               4.11 Brokerage Fee. Neither Purchaser nor Affiliate has retained the services of any real estate or business broker and no brokerage fee is due on the purchase of the Assets.

               4.12 Untrue Statement. None of the warranties made by Purchaser or Affiliate hereunder contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to prevent such warranties from being misleading.

        5.     COVENANTS AND FURTHER AGREEMENTS OF SELLER AND PURCHASER

               5.1 Reliance Upon and Survival of Representations and Warranties. Each of the parties hereto shall be entitled to rely upon the representations and warranties of the other parties set forth herein or in any schedule, exhibit, or other document delivered pursuant hereto. The representations, warranties, covenants, and agreements of the parties shall be true and accurate as of the Settlement Date and shall survive the Settlement Date, except that the representations and warranties of Seller in Section 3 hereof and the representations and warranties of Purchaser in Section 4 hereof shall, in each case, survive for a period of twelve months from the Settlement Date.

               5.2 Further Assurances. The parties hereto agree to execute and deliver or cause to be executed and delivered at the settlement or at other reasonable times and places such additional instruments as the other party hereto may reasonably request for the purpose of carrying out this Agreement.

               5.3 Bulk Sales Law. Purchaser waives compliance with the provisions of the Uniform Commercial Code of California, Texas and North Carolina relating to bulk transfers in connection with the sale of the Assets. Nothing in this paragraph will stop or prevent either Seller or Purchaser from asserting as a bar or defense to any action or proceeding brought under that law that it does not apply to the sale contemplated under this Agreement.

               5.4 Indemnification.

                      5.4.1 For Purchaser. Seller covenants and agrees to indemnify and hold harmless the Purchaser from and against any loss, claim, liability, obligation or expense (including reasonable attorneys' fees): (i) incurred or sustained by Purchaser on account of any misrepresentation or breach of any warranty, covenant, or agreement of Seller contained in this Agreement, or made in connection with this Agreement, or at Settlement; or (ii) incurred or sustained by Purchaser arising from Seller's failure to pay any Excluded Obligation. Purchaser shall promptly notify Seller in writing of any claim indemnified under this section within 90 days of the time Purchaser discovers or should have discovered the existence of such claim and thereafter shall permit Seller at its expense to participate in the negotiation and settlement of any



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

such claim and to join in the defense of any legal action arising therefrom. Notwithstanding any term herein to the contrary, the indemnities relating to the representations and warranties of Seller set forth in Section 3 hereof shall terminate twelve months from the Settlement Date.

                      Notwithstanding the foregoing (subject, however, to the last sentence of the preceding paragraph), in the event a third party asserts a claim against Purchaser which is indemnified under this section, Purchaser may elect, at Purchaser's sole option, to pay the obligation provided Purchaser gives Seller at least five (5) days written notice of its intention to do so. At the expiration of such period, Seller shall have the option to: (i) pay the claim; (ii) authorize Purchaser to pay the claim, in which case Seller shall promptly repay Purchaser upon demand by Purchaser, together with interest thereon at the rate of ten percent (10%) per annum from the date of Purchaser's payment until repaid by Seller, or (iii) notify Purchaser that the claim is subject to a bona fide contest, in which case Seller shall diligently pursue resolution of such claim and Purchaser shall make no payment for 60 days from the date of Seller's notice to Purchaser, or such additional reasonable time (not to exceed 30 days) as may be requested by Seller to resolve the matter.

                      5.4.2 For Seller. Purchaser covenants and agrees to indemnify and hold harmless Seller from and against any loss, claim, liability, obligation or expense (including reasonable attorneys' fees) (i) incurred or sustained on account of any misrepresentation or breach of any warranty, covenant or agreement of Purchaser contained in this Agreement or made in connection herewith, or (ii) any non-fulfillment, non-performance, failure to timely or fully perform or breach of any agreement or other obligation to be performed by Purchaser relating to the Assumed Liabilities. Without limiting the generality of the foregoing, Purchaser hereby indemnifies Seller from and against any loss, claim, liability, obligation or expense (including reasonable attorneys' fees) arising out of Purchaser's failure to obtain any of governmental approvals or licenses required to operate the Retail Business. Seller shall promptly notify Purchaser in writing of any claim indemnified under this Section within 90 days of the time Seller discovers, or should have discovered, the existence of such claim and thereafter shall permit Purchaser at its expense to participate in the negotiation and settlement of any such claim and to join in the defense of any legal action arising therefrom. Notwithstanding any term herein to the contrary, the indemnities relating to the representations and warranties of Purchaser set forth in Section 4 hereof shall terminate twelve (12) months from the Settlement Date.

                      Notwithstanding the foregoing (subject, however, to the last sentence of the preceding paragraph), in the event a third party asserts a claim against Seller which is indemnified under this section, Seller may elect, at Seller's sole option, to pay the obligation provided Seller gives Purchaser at least five (5) days written notice of its intention to do so. At the expiration of such period, Purchaser shall have the option to: (i) pay the claim; (ii) authorize Seller to pay the claim, in which case Purchaser shall promptly repay Seller upon demand by Seller, together with interest thereon at the rate of ten percent (10%) per annum from the date of

Seller's payment until repaid by Purchaser, or (iii) notify Seller that the claim is subject to a bona fide contest, in which case Purchaser shall diligently pursues resolution of such claim and Seller shall make no payment for 60 days from the date of Purchaser's notice to Seller, or such additional reasonable time (not to exceed 30 days) as may be requested by Purchaser to resolve the matter.

               5.5 Expenses. Each party shall pay its own expenses and costs, including, without limitation, counsel fees and transfer taxes incurred in connection with the consummation of this Agreement and the transactions contemplated hereby, except as otherwise provided in this Agreement.

               5.6 Risk of Loss. In the event of any loss or damage to the Assets at any time prior to Settlement, the risk of loss shall be borne by Seller. Immediately after the Settlement Date, all risk of loss or damage shall be borne by Purchaser.

               5.7 Operation of Business Prior to Settlement. Seller hereby agrees, from the date of execution of this Agreement until the Settlement Date, that the Seller will use its best efforts (without making any commitments on behalf of the Purchaser) to carry on the activities and operations of the Company Superstores in substantially the same manner as has been customary in the past and to preserve for the Purchaser the present relationships of each Company Superstore with its employees, customers, and others having business relations with such Company Superstores.

               5.8 Insurance. To the extent possible without extra cost or liability to Seller, Purchaser may elect to assume Seller's insurance as described in Section 3.6. To that effect, Seller will use its best efforts to make such assumption arrangements as are possible prior to the Settlement Date, or use its best efforts to assist Purchaser in obtaining replacement coverage as necessary, in order to protect the security interest of Seller pursuant to
Section 2.1.2.2 hereof and providers of floor plan financing to Purchaser.

               5.9 Purchaser's Rights to Review Communications. After the Settlement Date, the Purchaser shall have the right to open and read any letters or mail addressed to the Seller if received at one of the Company Superstore locations and to reply to any such letters that pertain to the conduct of the business of the Company Superstores or the administration of the License Agreements assigned pursuant to the terms of this Agreement in the same manner that the Seller could have done had the sale not been made. Any such mail not relating to the conduct of the business of the Company Superstores or the administration of the License Agreements shall be promptly forwarded to the Seller by the Purchaser. After the Settlement Date, Seller shall promptly forward to Purchaser any mail received by it relating to the operation of the Company Superstores.



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

               5.10   Guarantee of Purchase Price.

                      5.10.1 If, on the Valuation Date, the Aggregate Value of the Purchaser Shares is less than $1 million, then Purchaser shall at its option, either: (i) duly authorize, issue and deliver to Seller that number of additional shares of Purchaser's Common Stock ("Additional Shares") equal to (a) the excess of $1 million over the Aggregate Value (the "Shortfall") (b) divided by the Current Market Price, rounded down to the nearest whole number; or (ii) deliver to Seller, by wire transfer, an amount up to the Shortfall in immediately available funds ("Cash Payment") and duly authorize, issue and deliver to Seller that number of Additional Shares which is calculated in the manner described in Section 5.10.1(i) after subtracting the amount of the Cash Payment from the $1 million amount appearing therein.

               Any Additional Shares to be issued pursuant to Section 5.10.1 shall be issued in the manner prescribed by Section 5.10.3. If, on the Valuation Date, the Aggregate Value was calculated in accordance with Section 5.10.2.1(ii), then on the first business day after the Additional Shares are issued, Purchaser shall file a pre-effective amendment adding the Additional Shares to the registration statement filed by Purchaser pursuant to Section 5.13 hereof and request that the registration statement be made effective at the earliest possible date.

               If, on the Valuation Date, the Aggregate Value was calculated in accordance with Section 5.10.2.1(i), and Seller's counsel determines that the Additional Shares issued pursuant to the first paragraph of this Section 5.10.1 cannot be sold by Seller under Rule 144(k) immediately after issuance, then such Additional Shares shall become subject to the registration rights provisions of
Section 5.13 hereof. In the event that, on the date that the Securities and Exchange Commission notifies Purchaser that the Commission Staff will not review any registration statement required to be filed by Purchaser pursuant to Section
5.13 hereof, or after having reviewed the registration statement, the Staff has no further comments (the "Second Valuation Date"), the product of the Current Market Price multiplied by the number of Additional Shares is less than the original Shortfall, then Purchaser shall either make up the difference in a Cash Payment or issue such extra number of Additional Shares such that the product of the Current Market Price on the Second Valuation Date multiplied by all Additional Shares being issued is equal to the original Shortfall. Any such extra Additional Shares to be issued pursuant to this paragraph shall be issued in the manner prescribed by Section 5.10.3. On the first business day after such extra Additional Shares are issued, Purchaser shall file a pre-effective amendment adding such extra Additional Shares to the registration statement filed by Purchaser pursuant to Section 5.13 hereof and request that the registration statement be made effective at the earliest possible date.

                      5.10.2 Definitions. For purposes of this Section 5.10, the following terms shall have the meanings set forth below:

                           5.10.2.1 "Valuation Date" shall be the first to occur
of the following of (i) if Rule 144 under the Act is available to Seller for sales of the Purchaser Shares, the date on which Seller could sell the Purchaser Shares under Rule 144(k); or (ii) the date that the Securities and Exchange Commission notifies Purchaser that the Commission Staff will not review any registration statement required to be filed by Purchaser pursuant to Section
5.13 hereof, or after having reviewed the registration statement, the Staff has no further comments.

                           5.10.2.2 "Aggregate Value" shall mean (i) if the
Valuation Date is determined in accordance with Section 5.10.2.1(i), the sum of
(a) the gross proceeds from Seller's sales of the Purchaser Shares prior to the date Rule 144(k) becomes available and (b) the number of Purchaser Shares held by Seller on the date Rule 144(k) becomes available multiplied by the Current Market Price and (ii) if the Valuation Date is determined in accordance with
Section 5.10.2.1(ii), the product of the Current Market Price multiplied by the number of Purchaser Shares.

                           5.10.2.3 "Current Market Price" shall mean, as of any
date of determination, the average of the daily market prices over a period of 20 consecutive trading days before such date. The market price for each such business day shall be the last sale price on such day on the principal securities exchange on which the Common Stock is then listed or admitted to trading, or, if no sale takes place on such day on any such exchange, the average of the closing bid and asked prices on such day as officially quoted on any such exchange, or if the Common Stock is not then listed or admitted on any stock exchange, the market price for each such business day shall be the last sale price on such day, or, if no sale takes place on such day, the average of the closing bid and asked prices on such day in the over-the-counter market, in either case as reported through NASDAQ, or, if such prices are not at the time so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by Purchaser. If and so long as there shall be no exchange or over-the-counter market for the Common Stock during the 20 business day period prior to the date on which Current Market Price is to be determined, the Current Market Price shall be deemed to be the Fair Value of the Common Stock.

                           5.10.2.4 For purposes of this Section, "Fair Value"
shall mean with respect to any security or other property, the fair value thereof as of a date that is within fifteen (15) days of the date as of which the determination is to be made, determined by an investment banking firm, firm of certified public accountants or appraisal firm (which investment banking firm, firm of certified public accountants or appraisal firm shall own no securities of, and shall not be an affiliate, subsidiary or related person of, either the Seller or Purchaser) of recognized national standing retained by Purchaser and reasonably acceptable to Seller, and which determination is made
(a) under the assumption that all rights, warrants and options existing with respect to any such securities have been exercised and (b) without regard to the absence of a liquid or ready market for any such securities.

                      5.10.3 Issuance of Additional Shares. If Purchaser shall be required by the terms of Section 5.10.1 hereof to deliver to the Seller Additional Shares and/or available funds, as the case may be, Purchaser shall deliver to Seller, within two (2) days after the Valuation Date, written notice specifying the number of shares of Additional Shares and/or the amount of available funds, as the case may be, to be delivered to Seller and the calculations thereof made by Purchaser. The Additional Shares and/or available funds, as the case may be, shall be delivered at a closing to be held not later than five (5) business days after the Valuation Date or other date and time as shall be agreed upon by the Seller and Purchaser (such date and time being hereinafter called the "Additional Closing Date"). On the Additional Closing Date, Purchaser will deliver to Seller one or more duly executed certificates evidencing the aggregate number of Additional Shares specified by the above-referenced written notice, dated the Additional Closing Date, registered in the name of Seller or in the name of Seller's nominee and/or the amount of immediately available funds specified by the above-referenced notice.

                      5.10.4 Reservation of Shares. Purchaser shall duly authorize and reserve for issuance the Additional Shares issuable in accordance with the terms of Section 5.10.1 hereof and such Additional Shares shall be free from preemptive rights in favor of the holders of other shares of capital stock or other securities of Purchaser. Notwithstanding anything herein to the contrary, if on the Valuation Date, Purchaser has not duly authorized and reserved for issuance the Additional Shares pursuant to this Section 5.10.4, Purchaser shall immediately take all further action necessary to duly authorize and reserve for issuance such Additional Shares.

               5.11 Right to Call and Repurchase Purchaser Shares. Subject to the provisions of this Section 5.11, the Purchaser will have the right, at any time and from time to time, to call and repurchase the Purchaser Shares in whole or in part as follows, provided such Purchaser Shares have not previously been sold by Seller in accordance with the provisions of this Agreement: (i) if Purchaser gives written notice to Seller of its intent to repurchase said shares within the first two (2) years after the Settlement Date, Purchaser shall be entitled to purchase said shares at a price of $6.00 per share, (ii) if Purchaser gives written notice to Seller of its intent to repurchase said shares within the third year after the Settlement Date, Purchaser shall be entitled to purchase said shares at a price of $7.00 per share, (iii) if Purchaser gives written notice to Seller of its intent to repurchase said shares within the fourth year after the Settlement Date, Purchaser shall be entitled to purchase said shares at a price of $8.00 per share. Purchaser shall not be entitled to call and repurchase any Purchaser Shares after the fourth anniversary of the Settlement Date. Purchaser's notice shall state the number of Purchaser Shares subject to the call, the applicable purchase price, and a date and time (the "Call Closing Date") for consummation of the purchase no more than thirty (30) days after Purchaser gives such notice. Upon the receipt of such notice, the Seller shall thereupon have the obligation to sell the Purchaser Shares subject to such notice, provided that the Call Closing Date and payment for said shares occurs within thirty (30) days after such notice. In the event the Call Closing does not occur within such thirty day period, Seller shall have the option (i) to grant Purchaser such additional time as may be requested by Purchaser to pay the purchase price or
(ii) to cancel the sale, in which case the Purchaser Shares which were the subject of Seller's notice will not be subject to further call and repurchase under this Section.

               5.12   Right of First Refusal

                      5.12.1 Before any of the Purchaser Shares may be sold or transferred by Seller, Seller shall first give written notice thereof to Purchaser stating the proposed transferee, the number of Purchaser Shares proposed to be transferred, the purchase price, if any (if such shares are to be sold in the open market, the purchase price shall be deemed to be the closing sale price of such Purchaser Shares on the date immediately preceding the date of Purchaser's notice), and the terms of the proposed transaction. The Purchaser shall thereupon have the option, but not the obligation, to acquire any or all of the Purchaser Shares proposed to be transferred for the purchase price stated in such notice. Within two (2) business days after the giving of such notice by the Seller, the Purchaser shall give written notice to the Seller stating whether or not it elects to exercise the option to purchase, the number of Purchaser Shares, if any, it elects to purchase and a date and time (the "Closing Date") for consummation of the purchase not more than ten (10) business days after Purchaser gives its notice. Failure by the Purchaser to give such notice within the two business day time period referred to above shall be deemed an election by the Purchaser not to exercise its option to purchase with respect to the Purchaser Shares described in the Seller's notice.

                      5.12.2 If the Purchaser elects not to exercise its option to purchase the Purchaser Shares within the two business day time period referred to above, or if Purchaser elects to purchase the Purchaser Shares but such sale is not consummated by the Closing Date described in Purchaser's notice, then the Seller may sell such Purchaser Shares on the same terms and conditions as set forth in Seller's original notice (except that if such notice provided that such shares were to be sold in the open market, Seller shall not be bound to the purchase price set forth in Seller's original notice, as long as such shares are sold in the open market), at any time after the expiration of the two business day time period referred to above (in the case of a non-exercise by Purchaser) or after the passing of the Closing Date described in Purchaser's notice (in the case where Purchaser has notified Seller of its intention to purchase the Shares but such sale is not consummated by said Closing Date). If such shares are not sold by Seller within sixty (60) days, then they shall become subject again to Purchaser's right of first refusal as set forth in Section 5.12.1 above.

               5.13   Registration Rights.

                      5.13.1 Piggyback Registration Rights. If at any time during the Piggyback Registration Period (as defined in subsection 5.13.3 below), the Purchaser shall decide to register any of its Common Stock either for its own account or the account of a shareholder or shareholders, under a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act") on a form which permits the inclusion of the Registrable Securities (as hereafter defined), other than a registration on Form S-8 in respect of shares of common stock of Purchaser issued pursuant to an employee stock option plan and other than a registration in respect of shares of common stock issued by Purchaser in connection with an acquisition (but then only to the extent the terms of such acquisition prohibit inclusion of the Registrable Securities on any such registration statement), the Purchaser shall: (i) give Seller twenty (20) days prior written notice thereof (which shall include a list of the jurisdictions in which the Purchaser intends to attempt to qualify such common shares under the applicable blue sky or other state securities laws) (the "Registration Notice"); and (ii) include in such registration (and any related qualification under blue sky laws or other compliance), all the Registrable Securities which the Seller elects to have included therein and which are eligible to be included therein, subject to the provisions herein. The Seller's election to have the Registrable Securities included in any such registration shall be made in writing and delivered to the Purchaser within twenty (20) days after receipt of the Registration Notice (the "Registration Election").

                      5.13.2 Underwriting. If any registration under Section
5.13.1 shall be underwritten in whole or in part, the Purchaser may require that any Registrable Securities as to which the Seller exercises registration rights be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. The registration rights granted to the Seller pursuant to this Section shall be conditioned upon the Seller's participation in the underwriting and the inclusion of the Registrable Securities in the underwritten offering to the extent provided herein. All persons proposing to distribute their common shares through such underwriting shall (together with the Purchaser) enter into an underwriting agreement, which shall be in a customary form, with the underwriter or underwriters which shall be selected by the Purchaser (the "Underwriter"). Notwithstanding any other provision of this Section to the contrary, if the Underwriter determines that marketing factors require a limitation of the number of common shares to be underwritten, the Underwriter may limit the number of Registrable Securities to be included in the registration and underwriting; provided that the Seller shall be entitled to include a pro rata portion of the Registrable Securities in the registration and underwriting compared to the total number of common shares to be included by other shareholders exercising similar rights. The Purchaser shall advise the Seller as to the number of Registrable Securities which shall be registered and underwritten pursuant hereto as soon as reasonably possible after the Purchaser receives the Registration Election. If the Seller disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by delivering a written notice to the Purchaser and the Underwriter. Any Registrable Securities excluded (whether voluntarily or involuntarily) or withdrawn from such registration and underwriting shall be eligible to be included in any subsequent registration and underwriting by the Purchaser as provided in Sections 5.13.1 and 5.13.2, and the Seller shall have the same rights, duties and obligations in any subsequent registration; provided that the registration statement to be filed in connection therewith is to be filed during the Piggyback Registration Period.

                      5.13.3 Piggyback Registration Period. The Piggyback Registration Period shall commence on the Settlement Date and shall expire on that date which is four hundred fifty (450) days after the Settlement Date.

                      5.13.4 Demand Registration Rights. If, on the date which is four hundred fifty (450) days after the Settlement Date, the Seller has not sold all of the Registrable Securities and is not then able to sell all of the Registrable Securities pursuant to an effective registration statement or an exemption from registration under the Act (and any required qualification or compliance or exemption therefrom under applicable blue sky laws), the Seller shall have the right to require the Purchaser to file one registration statement under the Act which registers all of the Registrable Securities (the "Demand Right"). The Seller may exercise the Demand Right by delivering written notice to the Purchaser not later than the date which is four hundred eighty (480) days after the Settlement Date. After receiving such notice from the Seller, the Purchaser shall file the required registration statement with the Securities and Exchange Commission not later than the date which is six hundred thirty (630) days after the Settlement Date and shall use its best efforts to have the registration statement declared effective not later than the date which is eight hundred ten (810) days after the Settlement Date. The Purchaser shall keep the registration statement continuously effective and keep the related prospectus continuously current and able to be used for sales of the Registrable Securities for a period of two (2) years, or until such earlier time that the Seller has sold all of the Registrable Securities.

                      5.13.5 Registration Information. In the case of each registration, qualification, or compliance effected by the Purchaser pursuant to the terms of this Agreement, the Purchaser shall keep the Seller advised in writing as to the initiation, status and completion of each registration, qualification and compliance.

                      5.13.6 Expenses of Registration. All costs, expenses and fees incurred in connection with any registration, qualification or compliance pursuant to this Agreement, including without limitation, all registration, filing and qualification fees, printing costs and expenses, fees and disbursements of counsel for the Purchaser, and expenses of any special audits incidental to or required to be performed in connection with such registration, shall be borne solely by the Purchaser; provided however, that the Purchaser shall not be required to pay any of the Seller's legal fees, underwriting fees, discounts, or commissions relating to the shares registered.

                      5.13.7 Definition of Registrable Securities. The term "Registrable Securities" shall mean the Purchaser Shares, the Additional Shares and/or any securities issued by Purchaser in exchange therefor, or as a result of a stock dividend, stock split or reverse stock split in connection therewith. Notwithstanding anything herein to the contrary, the Purchaser shall not be required to have any Registrable Securities registered if (i) such securities are already the subject of an effective registration statement or (ii) in the opinion of either counsel for the

Purchaser, knowledgeable and experienced in Federal securities matters (said counsel to be acceptable to the holder of the Registrable Securities in the reasonable judgement of the holder), or counsel for the holder, knowledgeable and experienced in Federal securities matters (said counsel to be acceptable to the Purchaser in the Purchaser's reasonable judgement), the holder may lawfully sell publicly, at the time and in the manner the holder proposes to sell the Registrable Securities, all of the Registrable Securities proposed to be sold without registering the sale under the Act, whether pursuant to an exemption from registration available under Section 4(1) of the Act, Rule 144 or Rule 144(k) under the Act, or otherwise.

                      5.13.8 Information by Seller. The Seller shall furnish to the Purchaser, at the Seller's own expense and in writing, such information regarding the Seller and the distribution proposed to be made by the Seller as the Purchaser may request in connection with any registration, qualification or compliance referred to in this Agreement. Furthermore, the Seller agrees to cooperate fully with the Purchaser in the preparation and filing of any registration statement which includes any Purchaser Shares or Additional Shares owned by the Seller.

                      5.13.9 Cooperation and Indemnification. The Seller agrees to indemnify and hold harmless the Purchaser, each of its directors, and each of its officers who has signed any registration statement filed by Purchaser pursuant to this Agreement (or any amendment thereof) and each person, if any, who controls the Purchaser, within the meaning of the Act, against any losses, damages or liabilities to which the Purchaser, or any such director, officer or controlling person of the Purchaser may become subject under such Act or otherwise, insofar as said losses, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement (or any amendment thereof) or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; that such indemnity shall apply only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished by the Seller for use in the preparation thereof. The Seller agrees to reimburse the Purchaser and any such director, officer or controlling person for any legal or other expenses reasonably incurred in connection with any such loss, damage or liability. The Purchaser agrees to indemnify and hold harmless the Seller, each of its directors, each of its officers, and each person, if any, who controls Seller, within the meaning of the Act, against any losses, damages or liabilities to which the Seller, or any such director, officer or controlling person of the Seller may become subject under the Act or otherwise insofar as said losses, damages or liabilities (or actions in respect thereof), arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in such registration statement (or any amendment thereof) or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; but such indemnity shall apply only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished by any person or entity other than the Seller for use in the preparation thereof.

                      5.13.10 Right of Seller to Put Shares. If, on the date which is eight hundred ten (810) days after Settlement Date, the Seller has not sold all of the Registrable Securities and is not then able to sell all of the Registrable Securities pursuant to an effective registration statement or an exemption from registration under the Act (and any required qualification or compliance or exemption therefrom under applicable blue sky laws), then the Seller shall have the option, by written notice to Purchaser to be given on or before the date which is eight hundred forty (840) days after the Settlement Date, to require Purchaser to purchase from Seller any remaining Registrable Securities held by Seller at a purchase price of $6 per share. The closing date for such sale shall occur no later than 30 days after Seller gives such notice to Purchaser. Without limiting the generality of the foregoing, in the event Purchaser shall fail to maintain the listing of any Purchaser Shares or Additional Shares upon the OTC Bulletin Board or the NASDAQ Small Cap Market for so long as Seller shall continue to hold any Purchaser Shares or Additional Shares, then Seller shall have the option, by written notice to Purchaser to be given within sixty (60) days after the later of Seller's receipt of Purchaser's notice of such delisting given pursuant to Section 5.14 or Seller's acquiring actual knowledge of such delisting, to require Purchaser to purchase from Seller any remaining Additional Shares or Purchaser Shares held by Seller at a purchase price of $6 per share. The closing date for such sale shall occur no later than thirty (30) days after Seller gives such notice to Purchaser.

                      5.13.11 Prohibition on Short Sales; Manner of Sale. Seller agrees that while Seller holds any Purchaser Shares, Seller will not, directly or through an affiliate, establish or hold, in any manner or by any means, a short position in Purchaser's Common Stock. Seller agrees that any sales of the Purchaser Shares in the market will be done in consultation with Purchaser and in an orderly fashion to minimize, to the extent practicable, downward pressure on the price of Purchaser's Common Stock.

               5.14 Maintenance of OTC Bulletin Board Listing. Purchaser shall use its best efforts to continue to maintain, in the case of the Purchaser Shares, and shall promptly secure, in the case of any Additional Shares issued pursuant to this Agreement, the listing of such shares upon the OTC Bulletin Board or the NASDAQ SmallCap market and shall maintain such listing so long as Seller shall continue to hold any Purchaser Shares or any Additional Shares. Purchaser will comply in all respects with the Purchaser's reporting, filing and other obligations under the bylaws or rules of the OTC Bulletin Board and the National Association of Securities Dealers ("NASD"), as applicable. Purchaser will provide Seller copies of all notices it receives notifying Purchaser of the delisting of its common stock from the OTC Bulleting Board or any exchange or quotation system on which its common stock is listed.

               5.15 Continuation of Registration Under Exchange Act. After the Settlement Date, Purchaser will (i) cause its common stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, (ii) comply in all respects with its reporting and filing obligations under the Exchange Act, and (iii) comply with all requirements related to any registration statement filed pursuant to this Agreement.

               5.16 License Agreements Under Dispute. Seller shall have no obligation on the Settlement Date to transfer to Purchaser any of Seller's rights under the Disputed License Agreements. Nothing herein shall restrict Seller's ability to take any action it deems appropriate in connection with the settlement of any dispute relating to any of said Disputed License Agreements, including, without limitation, terminating any such agreements. In the event that the dispute relating to any such License Agreement is fully and finally resolved, Seller will transfer to Purchaser all of Seller's right, title and interest under such Disputed License Agreement to Purchaser, provided that:(i) in connection with such resolution, the Disputed License Agreement has not otherwise been terminated and (ii) such assignment is permitted by the terms of the Disputed License Agreement; and (iii) such assignment would not violate or otherwise create a conflict under any settlement agreement or arrangement entered into in connection with the resolution of such dispute. Seller shall have no affirmative obligation to obtain the consent of any dealer who is a party to such Disputed License Agreement to the assignment of such agreement to Purchaser. Purchaser shall have no right to any proceeds of any award or settlement received by Seller in connection with the resolution or disposition of any dispute relating to a Disputed License Agreement.

               5.17 Disputed Domain Name; Use of E-Mail Address.

                      5.17.1 As of the date hereof, Seller does not have, and as of the Settlement Date, will not have, any rights to the Disputed Domain Name. On the Settlement Date, Seller will assign to Purchaser any claim it may have to the Disputed Domain Name and Purchaser shall be entitled after the Settlement Date to pursue any such claim.

                      5.17.2 Notwithstanding the transfer of the Domain Name hereunder pursuant to the terms and conditions of this Agreement, Purchaser hereby agrees that Seller shall be allowed for a period of ninety (90) days after the Settlement Date, to use the email address "@bikers-dream.com" for Seller's employees. Seller shall make arrangements after the Settlement Date to change Seller's email address on or prior to the expiration of such ninety (90) day period.

               5.18 Master Dealership Agreement. Pursuant to a Master Dealership Agreement ("Master Dealership Agreement") in form and substance satisfactory to Seller and its counsel, Purchaser shall become a dealer of Seller's brand of Ultra motorcycles and parts at the five Company Superstore locations, and Affiliate shall become a dealer of Seller's brand of Ultra motorcycles and parts locations at Affiliate's location in Herndon and Springfield, Virginia. The execution of the Master Dealership Agreement is a condition precedent to closing pursuant to

Section 6 hereof. Additional stores opened by Purchaser and Affiliate after the Settlement Date shall be subject to the Master Dealer Agreement on such terms and conditions as shall be acceptable to both parties.

               5.19 Non-Interference with Existing Ultra Dealers. The parties hereby acknowledge that the dealers who are parties to the License Agreements may also be party to a separate Ultra Cycles dealer agreement between the Seller and each such dealer. Purchaser agrees that after the Settlement Date, Purchaser will not, and shall not permit Affiliate or any other affiliate or subsidiary of Purchaser to, directly or indirectly, attempt to interfere in any manner with Seller's Ultra Cycle dealer agreements in effect as of the Settlement Date, including, without limitation, inducing or attempting to influence any party to such agreement to terminate such Agreement or to violate the provisions of such agreement.

               5.20 Notification of New Store Openings. After the Settlement Date, Purchaser hereby agrees, and agrees to cause Affiliate or any other affiliate or subsidiary of Purchaser, to give prompt written notice to Seller of its intent to enter into license agreements with new dealers for the use of the "Bikers Dream" name and/or related Intellectual Property, whereupon Seller shall be afforded a reasonable opportunity to solicit any such new dealers for the purpose of entering into an Ultra Cycles dealer agreement. In the event Seller enters into an Ultra Cycles dealer agreement with any such dealer, Purchaser agrees that it shall not, and shall not permit Affiliate or any affiliate or subsidiary of Purchaser to, directly or indirectly, attempt to interfere in any manner with such Ultra Cycle dealer agreement, including, without limitation, inducing or attempting to influence any party to such agreement to terminate such Agreement or to violate the provisions of such agreement.

               5.21 Confidentiality. Purchaser shall not, nor shall Purchaser permit Affiliate or any other affiliate or subsidiary of Purchaser to, at any time use for Purchaser's, Affiliate's or any such other affiliate's or subsidiary's benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person or entity, any confidential information of Seller acquired by Purchaser, Affiliate or any such other affiliate or subsidiary, including, without limitation, Seller's business methods, business policies, procedures, techniques, research or development projects or results; historical or projected financial information, budgets, trade secrets or other knowledge or processes of or developed by Seller; any names and addresses of customers or clients or any data on or relating to past, present or prospective Seller customers or clients; or any other confidential information relating to or dealing with the business, operations or activities of Seller, excepting in each case information otherwise lawfully known generally by, or readily accessible to, the trade or the general public.

               5.22 Merchant Accounts. Purchaser shall apply for merchant credit card accounts in its own name promptly after the Settlement Date. For a period not to exceed ninety (90) days after the Settlement Date, Seller shall, to the extent permitted under agreements governing its existing merchant accounts, allow Purchaser to use such merchant accounts to process transactions at the Company Superstores, and Seller shall promptly remit to Purchaser all amounts received in respect of such transactions.

               5.23 Governmental Approvals and Licenses. Purchaser shall promptly and diligently apply for and obtain, not later than one hundred eighty three (183) days after the Settlement Date, all Pending Licenses necessary for the operation of the Retail Business. Seller shall give Purchaser such assistance in obtaining the Pending Licenses as reasonably requested by Purchaser. Purchaser shall keep Seller informed of all material developments during the application process and shall promptly notify Seller as each such Pending License is obtained.

               5.24 Publicity. All notices to third parties and all other publicity concerning the transactions contemplated in this Agreement will be jointly planned and coordinated by and between Seller and Purchaser. Neither party will act unilaterally in this regard without the prior written approval of the other; however, this approval will not be unreasonably withheld.

               5.25 Financial Information. Seller agrees to provide to Purchaser such financial and other information as Purchaser shall reasonably request in connection with Purchaser's preparation of a report on Form 8-K with respect to its acquisition of the Retail Business.

        6.     SETTLEMENT

               6.1 Settlement Date. The transfer of possession of the Assets by Seller to Purchaser (the "Settlement") will take place at the offices of Seller's counsel, Miller & Holguin, at 1801 Century Park East, Los Angeles, California, at 10:00 a.m. local time, on January 29, 2000, or such other time and place as Seller and Purchaser may agree to in writing. That date, or if the Settlement is advanced or postponed under this paragraph, then the date to which it is advanced or postponed, is called the Settlement Date. If on the Settlement Date (1) any condition to Settlement set forth in this Section 6 is not satisfied or (2) without limiting the generality of (1) above, Seller has been unable to obtain all other waivers and consents of private parties and governmental agencies required by this agreement, then either Purchaser or Seller, on written notice, may postpone the Settlement to a time not later than 10:00 a.m. local time, on February 29, 2000 and the other party shall be obligated to proceed with the Settlement on such date. If the Settlement does not occur by February 29, 2000, this Agreement will automatically terminate unless both parties agree in writing to an extension. Upon such termination of this Agreement, each party shall return all records and documents received from the other, and each party shall be released from all other duties, obligation and liability to the other, with the exception of the confidentiality provisions of Section 5.19 hereof.

               6.2 Delivery. On the Settlement Date, Seller shall deliver or cause to be delivered to such escrow agent as shall be reasonably acceptable to Seller and Purchaser

("Escrow Agent") such assignments, third party consents, instruments and documents required to be delivered by Seller under this Agreement or which counsel for Purchaser or Escrow Agent may reasonably request for the purpose of settling this Agreement. At Settlement, Purchaser shall deliver to Escrow Agent the Purchaser Shares and the promissory note referred to in Section 2.1.2 and shall deliver all other assignments, third party consents, instruments and documents required to be delivered by Purchaser under this Agreement or which counsel for Seller or Escrow Agent may reasonably request for the purpose of settling this Agreement.

               6.3 Method of Payment. If a cash payment is made, Purchaser shall make payment by certified check, cashier's check or wire transfer.

               6.4 Bill of Sale. Seller shall deliver to Escrow Agent on the Settlement Date a Bill of Sale for the Assets in the form and substance reasonably satisfactory to Purchaser and its counsel.

               6.5 Recording Fees. The recording fees shall be paid by Purchaser.

               6.6 Conditions Precedent to Settlement by Purchaser. The obligations of Purchaser contemplated herein are subject to the satisfaction, at or before the Settlement Date, of all of the conditions set out herein below.

                      6.6.1 Accuracy of and Certificate as to Representations and Warranties. The representations and warranties of Seller contained herein and in all documents to be delivered pursuant hereto shall be true and correct in all material respect as of the Settlement Date, as if made at such time, and Purchaser shall have received from Seller a certificate, dated as of the Settlement Date and signed by an executive officer of Seller, certifying that all such representations and warranties of Seller remain true and correct as of the Settlement Date.

                      6.6.2 Compliance with Covenants. Seller shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed by Seller.

                      6.6.3 Action/Proceeding. No court shall have issued an order effective against a party to restrain or prohibit the transactions herein contemplated.

                      6.6.4 Corporate Authorization. Seller shall deliver to Escrow Agent certified copies of all appropriate resolutions of Seller's Board of Directors authorizing the transaction contemplated by this Agreement.

                      6.6.5 Consents. Seller shall have obtained from all third parties all consents required to be obtained by it prior to the Settlement Date pursuant to Section 3.7 and delivered such consents to Escrow Agent.

                      6.6.6 Lease Assignment. Seller shall have obtained and delivered to Escrow Agent assignments of all of its interest under the leases for the Company Superstore locations which are described in Section 1.1.10 and Seller shall be released from liability thereunder. Seller is negotiating a new lease for the existing Dallas location and a possible alternative location. The terms of the new Dallas lease shall be reasonably acceptable to Purchaser. The landlord shall consent to the assignment, and such consent will be delivered to Escrow Agent on the Settlement Date.

                      6.6.7 Assignment of License Agreements. Seller shall execute and deliver to Escrow Agent an assignment to Purchaser of all of its interest in the License Agreements, which are in force on the date of this Agreement and identified in Schedule 1.1.9, with the exception of the Disputed License Agreements.

                      6.6.8 Bill of Sale. Seller shall deliver to Escrow Agent the Bill of Sale referred to in Section 6.4.

                      6.6.9 Master Dealer Agreement. Seller, Purchaser and Affiliate shall enter into a dealer agreement for the sale of Ultra motorcycles at the five Company Superstore locations and at Affiliate's two Virginia dealerships, in form and substance satisfactory to Purchaser and its counsel.

                      6.6.10 Additional Instruments of Transfer. Seller shall execute and deliver to Escrow Agent such further instruments of sale, transfer, conveyance, assignment and delivery, consents and assurances as may be reasonably requested by Purchaser in order to convey to Purchaser all right, title and interest of Seller in and to the Assets.

                      6.6.11 Operating Agreement and Escrow Agreement. Seller and Purchaser shall execute an Operating Agreement and Escrow Agreement in each case, in form and substance satisfactory to Purchaser and its counsel.

               6.7 Conditions Precedent to Settlement by Seller. The obligations of Seller contemplated herein are subject to the satisfaction, at or before the Settlement, of all of the conditions set out herein below.

                      6.7.1 Accuracy of and Certificate as to Representations and Warranties. The representations and warranties of Purchaser contained herein and in all documents to be delivered pursuant hereto shall be true and correct in all material respects as of the Settlement

Date, as if made at such time, and Seller shall have received from Purchaser a certificate, dated as of the Settlement Date and signed by an executive officer of Purchaser, certifying that all such representations and warranties of Purchaser remain true and correct as of the Settlement Date. Without limiting the generality of the foregoing, Seller hereby acknowledges that, as of the Settlement Date, Purchaser will not have the Pending Licenses and, subject to the satisfaction of all other conditions to Settlement set forth in this Section 6.7.1, Seller hereby waives compliance by Purchaser with the provisions of
Section 4.8 insofar as such waiver relates solely to the failure of Purchaser to obtain the Pending Licenses.

                      6.7.2 Compliance with Covenants. Purchaser shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed by Purchaser.

                      6.7.3 Action/Proceeding. No court shall have issued an order effective against a party to restrain or prohibit the transactions herein contemplated.

                      6.7.4 Corporate Authorization. Purchaser and Affiliate shall deliver to Escrow Agent certified copies of all appropriate resolutions of Purchaser's and Affiliate's Board of Directors authorizing the transactions contemplated by this Agreement and the Master Dealership Agreement.

                      6.7.5 Consents. Purchaser and Affiliate shall have obtained from all third parties all consents required to be obtained by it prior to the Settlement Date pursuant to Section 4.7.

                      6.7.6 Note. Purchaser shall have executed the Note in form and substance satisfactory to Seller and its counsel and delivered the Note to Escrow Agent.

                      6.7.7 Security Agreement. Purchaser shall have executed and delivered to Escrow Agent the Security Agreement in form and substance satisfactory to Seller and its counsel.

                      6.7.8 Assumption of Liabilities. Purchaser shall have executed and delivered to Seller an assumption of liabilities in form and substance satisfactory to Seller and its counsel.

                      6.7.9 Floor Plan Financing. Without limiting the generality of Section 6.7.8, Purchaser shall have assumed the existing floor plan debt held by Cycle Capital Corp. pursuant to an assumption in form and substance satisfactory to Seller and its counsel, and shall have delivered such assumption to Escrow Agent.

                      6.7.10 Master Dealer Agreement. Seller, Purchaser and Affiliate shall enter into a dealer agreement for the sale of Ultra motorcycles at the five Company Superstore locations and at Affiliate's two Virginia dealerships, in form and substance satisfactory to Seller and its counsel.

                      6.7.11 Resale Certificate. Purchaser shall deliver to Seller a Resale Certificate (relating to sales taxes) in form and substance satisfactory to Seller and its counsel.

                      6.7.12 Operating Agreement; Escrow Agreement. Seller and Purchaser shall execute an Operating Agreement and an Escrow Agreement, in each case in form and substance satisfactory to Seller and its counsel (including, without limitation, satisfactory indemnification provisions). Without limiting the generality of the foregoing, Seller and its counsel shall be satisfied that the execution and performance of such Operating Agreement by Seller and Purchaser shall not cause Seller to be in violation of any rule or regulation of any governmental agency or licensing authority with jurisdiction over the operations of the Retail Business, including, without limitation, any motor vehicle licensing authority.

               6.8 Mutual Covenant to Restructure Transaction. In the event Seller's counsel believes, pursuant to Section 6.7.12, that the transactions contemplated by the Operating Agreement, may cause Seller to violate a rule or regulation of any governmental agency or licensing authority, Purchaser and Seller covenant to use best efforts to restructure the transaction in such a way so as to bring it into compliance with applicable law and to use best efforts to close the transaction by the Settlement Date.

               6.9 Transfer of Title; Release of Settlement Documents from Escrow. On the earlier of (i) the date on which Purchaser obtains the Pending Licenses or (ii) one hundred eighty three (183) days from the Settlement Date, the Operating Agreement shall terminate and the parties shall jointly instruct Escrow Agent to release (A) to Seller, the Purchaser Shares and the promissory note referred to in Section 2.1.2 and (B) to Purchaser, the bill of sale, assignments, consents and releases of third parties, and any other instruments of transfer delivered by Seller to Escrow Agent pursuant to Section 6.6.

        7.     DEFAULT BY PURCHASER OR SELLER

               7.1 Instances of Purchaser Default. Purchaser Default shall occur in any of the following instances:

                      7.1.1 Failure to Perform. Purchaser fails to perform any obligation imposed by this Agreement or any Ancillary Document, and does not correct or commence and diligently pursue correction of such failure within fifteen (15) days after written notice from Seller specifying the manner in which Purchaser is in default.

                      7.1.2 Insolvency. Purchaser becomes insolvent, a receiver is appointed to take possession of all or a substantial part of Purchaser's properties, Purchaser makes an assignment for the benefit of creditors or files a voluntary petition in bankruptcy, or Purchaser is the subject of an involuntary petition in bankruptcy, which is not dismissed within sixty (60) calendar days.

                      7.1.3 Default on Underlying Agreements and Assumed Obligations. Any default by Purchaser under the Assumed Liabilities or any other agreement made pursuant to this Agreement not cured within any grace period provided herein.

               7.2 Instances of Seller Default. Seller Default shall occur in the following instances:

                      7.2.1 Failure to Perform. Seller fails to perform any obligation imposed by this Agreement, or any of the Ancillary Documents, including, without limitation, the Master Dealership Agreement.

               7.3 Seller's and Purchaser's Remedies Upon Default. In the event of Seller's or Purchaser's default, Seller and Purchaser shall have all the rights and remedies granted to them by agreement and by the laws of the State of New York.

               7.4 Remedies Cumulative. The remedies accorded Seller hereunder are cumulative and concurrent and shall be in addition to any other rights or remedies by law or equity. Seller shall have the right to enforce one or more remedies hereunder, successively or concurrently, and such action shall not operate or estop or prevent Seller from pursuing any further or other remedy hereunder or which is permitted by law or equity.

        8.     MISCELLANEOUS

               8.1 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, heirs, assigns and devisees.

               8.2 Integration. This Agreement and the other agreements and instruments entered into by the parties in connection with the transactions contemplated by this Agreement (collectively the "Ancillary Documents") constitute the entire agreement between the parties relating to the subject matter hereof. This Agreement and the Ancillary Documents supersede prior memoranda and all other prior documents made by the parties in connection with the transaction described herein. Oral agreements and understandings of the parties, if any, regarding the subject matter of this Agreement have been integrated herein. Neither this Agreement nor the Ancillary Documents may not be modified or altered except by written agreement signed by all parties.

               8.3 Notice. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent (i) by mail, first-class postage prepaid, certified return receipt requested, (ii) overnight courier or
(iii) fax (with a copy first-class postage prepaid, certified return receipt requested), in each case addressed as follows:

                      8.3.1  If to Purchaser, addressed to:

                             V-Twin Holdings, Inc.
                             c/o AIME
                             611 Broadway, Suite 308
                             New York, NY 10012
                             Attn: Richard Paone
                             Telephone: 212-539-0768
                             Fax: 212-358-0189

                      8.3.2  If to Seller, addressed to:

                             Bikers Dream, Inc.
                             3810 Wacker Drive
                             Mira Loma, CA 91752
                             Attn: Herm Rosenman
                             Telephone: 909-360-2500
                             Fax: 909-360-2525

In the case of (i), notices shall be deemed received on the second business day after deposit of the same in the United States mail, properly addressed and postage prepaid, in the case of (ii), notices shall be deemed received on the second business day after delivery to the courier, properly addressed and shipping prepaid and in the case of (iii), notices shall be deemed given upon receipt by the sending party of the fax "answer back" or confirmation sheet.

               8.4 Time is of Essence. Time is of the essence in this Agreement.

               8.5 Choice of Law, Jurisdiction and Attorneys' Fees. This Agreement shall be governed by and construed under the laws of the State New York.

               8.6 Severability. If any clause, provision or section of this Agreement shall be held illegal or invalid by any court, the illegality or invalidity of such clause, provision or section shall not affect the remainder of this Agreement which shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained in this Agreement. If any agreement or obligation contained in this Agreement is held to be in violation of law, then such agreement or obligation shall be deemed to be the agreement or obligation of the respective party hereto only to the extent permitted by law.

               8.7 Assignment. Purchaser shall not sell, assign or transfer an interest in this Agreement or in any instrument executed in connection herewith, without prior consent of Seller. Seller shall not unreasonably withhold consent.

               8.8 Waiver. Failure of either party, at any time, to require performance hereunder of any provision herein contained shall in no way affect the right of a party to enforce the same, nor shall any waiver by either party of any breach of any provision hereof be held to be a waiver of a succeeding breach of any provision, or as a waiver of the provision itself.

               8.9 Counterparts. This agreement may be executed simultaneously in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. Such counterparts may be signed by facsimile signatures.

               8.10 Number, Gender and Captions. As used herein, the singular shall include the plural and the Plural the singular. The masculine and the neuter shall include the masculine, feminine and neuter as the context requires. All captions used herein are intended solely for convenience of reference, and shall in no way limit any of the provisions of this Agreement.

               8.11 Section Headings. The various Section headings are inserted for convenience of reference only, and shall not affect the meaning or interpretation of this Agreement or any section thereof.

               8.12 Board Director. For so long as the promissory note referred to in Section 2.1.2, or not less than a total of 20,000 Purchaser Shares and Additional Shares are held by Seller, Seller may appoint a member to the Purchaser's board, and that person must be approved by the Purchaser's existing board members, which consent shall not be unreasonably withheld. It is hereby agreed that Herm Rosenman, President and Chief Executive Officer of Seller, is acceptable to the board of directors of Purchaser.

               8.13 Opportunity to Consult with Counsel. BY ITS EXECUTION HEREOF, EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH ITS LEGAL COUNSEL REGARDING THE TERMS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND SUCH COUNSEL HAS HAD AN OPPORTUNITY TO MAKE SUCH COMMENTS OR REVISIONS AS HE OR SHE DEEMS APPROPRIATE OR ADVISABLE.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their representative duly authorized officers.

                                         SELLER

                                         BIKERS DREAM, INC.,
                                         a California Corporation


                                         By: /s/ Herm Rosenman
                                            ------------------------------------
                                             Herm Rosenman, Chairman and CEO


                                         PURCHASER

                                         V-TWIN HOLDINGS, INC.,
                                         a District of Columbia Corporation


                                         By: /s/ Richard J. Paone
                                            ------------------------------------
                                             Richard J. Paone, President

                                       TABLE OF CONTENTS



1.      GENERAL TERMS OF SALE................................................................1
        1.1    Contract to Sell..............................................................1
        1.2    Assumption of Liabilities and Obligations.....................................3
        1.3    Excluded Obligations..........................................................3
        1.4    Further Assurances............................................................3

2.      CONSIDERATION AND METHOD OF PAYMENT..................................................3
        2.1    Purchase Price................................................................3
               2.1.1  Securities.............................................................3
               2.1.2  Promissory Note........................................................4
        2.2    Adjustment of Purchase Price..................................................4
               2.2.1  Fixed Value of Assets..................................................4
               2.2.2  Determination of Original Purchase Cost................................4
                      2.2.2.1 Original Purchase Cost of New and Used Motorcycles.............4
                      2.2.2.2 Original Purchase Cost of Motorcycle Parts, Clothing and
                             Accessories.....................................................5
               2.2.3  Procedure for Adjustment of Purchase Price.............................5
                      2.2.3.1 Total Original Purchase Cost Exceeds Fixed Value...............5
                      2.2.3.2 Total Original Purchase Cost is Less than Fixed Value..........5
               2.2.4  Adjustment Due to Credits for Customer Deposits........................5
               2.2.5  Adjustment Due to Proration of Rent, Utilities, Etc....................6
        2.3    Allocation of Purchase Price..................................................6

3.      REPRESENTATIONS AND WARRANTIES OF SELLER.............................................6
        3.1    Authority.....................................................................6
        3.2    Good Standing.................................................................7
        3.3    Corporate Proceedings.........................................................7
        3.4    Title.........................................................................7
        3.5    Condition of Assets...........................................................7
        3.6    Property Insurance............................................................7
        3.7    Sale of Assets Creates No Conflict............................................8
        3.8    License Compliance............................................................8
        3.9    Tax Warranty..................................................................8
        3.10   Environmental Hazards.........................................................8
        3.11   Zoning........................................................................9
        3.12   Accuracy of Certain Records...................................................9
        3.13   Brokerage Fee.................................................................9
        3.14   Employee Benefit Plans........................................................9

        3.15   Untrue Statement..............................................................9

4.      REPRESENTATIONS AND WARRANTIES OF PURCHASER AND AFFILIATE............................9
        4.1    Authority.....................................................................9
        4.2    Good Standing; Ownership of Affiliate........................................10
        4.3    Corporate Proceedings........................................................10
        4.4    Reservation of Purchaser Shares..............................................10
        4.5    Reservation of Additional Shares.............................................10
        4.6    Reporting Company............................................................10
        4.7    Sale of Assets Creates No Conflict...........................................10
        4.8    License Compliance...........................................................11
        4.9    Consents and Approvals.......................................................11
        4.10   Compliance with Securities Laws..............................................11
        4.11   Brokerage Fee................................................................12
        4.12   Untrue Statement.............................................................12

5.      COVENANTS AND FURTHER AGREEMENTS OF SELLER AND PURCHASER............................12
        5.1    Reliance Upon and Survival of Representations and Warranties.................12
        5.2    Further Assurances...........................................................12
        5.3    Bulk Sales Law...............................................................12
        5.4    Indemnification..............................................................12
               5.4.1  For Purchaser.........................................................12
               5.4.2  For Seller............................................................13
        5.5    Expenses.....................................................................14
        5.6    Risk of Loss.................................................................14
        5.7    Operation of Business Prior to Settlement....................................14
        5.8    Insurance....................................................................14
        5.9    Purchaser's Rights to Review Communications..................................14
        5.10   Guarantee of Purchase Price..................................................15
               5.10.4  Reservation of Shares................................................17
        5.11   Right to Call and Repurchase Purchaser Shares................................17
        5.12   Right of First Refusal.......................................................18
        5.13   Registration Rights..........................................................18
               5.13.1  Piggyback Registration Rights........................................18
               5.13.2  Underwriting.........................................................19
               5.13.3  Piggyback Registration Period........................................20
               5.13.4  Demand Registration Rights...........................................20
               5.13.5  Registration Information.............................................20
               5.13.6  Expenses of Registration.............................................20
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
               5.13.7 Definition of Registrable Securities..................................20
               5.13.8  Information by Seller................................................21
               5.13.9  Cooperation and Indemnification......................................21
               5.13.10  Right of Seller to Put Shares.......................................22
               5.13.11 Prohibition on Short Sales; Manner of Sale...........................22
               5.14   Maintenance of OTC Bulletin Board Listing.............................22
        5.15   Continuation of Registration Under Exchange Act..............................22
        5.16   License Agreements Under Dispute.............................................23
        5.17   Disputed Domain Name; Use of E-Mail Address..................................23
        5.18   Master Dealership Agreement..................................................23
        5.19   Non-Interference with Existing Ultra Dealers.................................24
        5.20   Notification of New Store Openings...........................................24
        5.21   Confidentiality..............................................................24
        5.22   Merchant Accounts............................................................24
        5.23   Governmental Approvals and Licenses..........................................25
        5.24   Publicity....................................................................25
        5.25   Financial Information........................................................25

6.      SETTLEMENT..........................................................................25
        6.1    Settlement Date..............................................................25
        6.2    Delivery.....................................................................25
        6.3    Method of Payment............................................................26
        6.4    Bill of Sale.................................................................26
        6.5    Recording Fees...............................................................26
        6.6    Conditions Precedent to Settlement by Purchaser..............................26
               6.6.1  Accuracy of and Certificate as to Representations and Warranties......26
               6.6.2  Compliance with Covenants.............................................26
               6.6.3  Action/Proceeding.....................................................26
               6.6.4  Corporate Authorization...............................................26
               6.6.5  Consents..............................................................27
               6.6.6  Lease Assignment......................................................27
               6.6.7  Assignment of License Agreements......................................27
               6.6.8  Bill of Sale..........................................................27
               6.6.9  Master Dealer Agreement...............................................27
               6.6.10 Additional Instruments of Transfer....................................27
               6.6.11 Operating Agreement and Escrow Agreement..............................27
        6.7    Conditions Precedent to Settlement by Seller.................................27
               6.7.1  Accuracy of and Certificate as to Representations and Warranties......27
               6.7.2  Compliance with Covenants.............................................28
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
               6.7.3  Action/Proceeding.....................................................28
               6.7.4  Corporate Authorization...............................................28
               6.7.5  Consents..............................................................28
               6.7.6  Note. ................................................................28
               6.7.7  Security Agreement....................................................28
               6.7.8  Assumption of Liabilities.............................................28
               6.7.9  Floor Plan Financing..................................................28
               6.7.10 Master Dealer Agreement...............................................29
               6.7.11 Resale Certificate....................................................29
               6.7.12 Operating Agreement; Escrow Agreement.................................29
        6.8    Mutual Covenant to Restructure Transaction...................................29
        6.9    Transfer of Title; Release of Settlement Documents from Escrow...............29

7.      DEFAULT BY PURCHASER OR SELLER......................................................29
        7.1    Instances of Purchaser Default...............................................29
               7.1.1  Failure to Perform....................................................29
               7.1.2  Insolvency............................................................30
               7.1.3  Default on Underlying Agreements and Assumed Obligations..............30
        7.2    Instances of Seller Default..................................................30
               7.2.1  Failure to Perform....................................................30
        7.3    Seller's and Purchaser's Remedies Upon Default...............................30
        7.4    Remedies Cumulative..........................................................30

8.      MISCELLANEOUS.......................................................................30
        8.1    Binding Effect...............................................................30
        8.2    Integration..................................................................30
        8.3    Notice.......................................................................31
        8.4    Time is of Essence...........................................................31
        8.5    Choice of Law, Jurisdiction and Attorneys' Fees..............................31
        8.6    Severability.................................................................31
        8.7    Assignment...................................................................32
        8.8    Waiver.......................................................................32
        8.9    Counterparts.................................................................32
        8.11   Section Headings.............................................................32
        8.12   Board Director...............................................................32
        8.13   Opportunity to Consult with Counsel..........................................32